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                                                                   Exhibit 10.27

(3COM(R) LOGO)

     3Com Corporation
     350 Campus Drive, Marlborough, MA 01752-3064

November 2, 2005

James Hamilton
[PERSONAL INFORMATION OMITTED FOR SECURITY REASONS]

Dear James:

It is my pleasure to confirm your new position with 3Com Corporation ("3Com" or the "Company") as Senior Vice President and President, TippingPoint Division. Because of your expanded duties and responsibilities, you will become a Section 16 officer of the Company, subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended. You will continue to work out of 3Com's Austin, Texas office, reporting directly to the Company's President and Chief Executive Officer. The effective date of your promotion is November 2, 2005 (the "Effective Date"). This letter agreement confirms the revised terms and conditions of your employment with the Company.

Your base salary will be $14,583.33 paid semi-monthly in accordance with the Company's regular payroll practices ($350,000 annualized). You will be eligible to participate in the Company's discretionary bonus plan, 3Bonus. Your annualized 3Bonus target amount will be 65% of your base salary, payable semi-annually. Payments under the 3Bonus plan are discretionary and shall be determined based on the achievement of Company and individual objectives established by the Company in its discretion.

You will receive an employee stock option grant of 1,000,000 shares of 3Com common stock subject to the necessary approvals; provided, however, that the grant of stock options shall not be deemed to have been accepted until you have confirmed your acceptance of the Company's stock option agreement. The option price for the shares subject to this grant will be the closing stock price of 3Com common stock on the NASDAQ national market on the Effective Date or, if the NASDAQ national market is closed on the Effective Date, the closing stock price on the first trading day following the Effective Date. The stock option grant is subject to the terms and conditions of the 3Com Corporation 2003 Stock Plan (the "2003 Stock Plan") and shall vest in equal amounts annually over four (4) years from the grant date.

You will be entitled to accelerated vesting of your outstanding grant of 25,000 shares of 3Com restricted stock, awarded to you by the Company on March 23, 2005. Notwithstanding the provisions of your Performance Accelerated Vesting Restricted Stock (PAVRS) Agreement effective March 23, 2005 (the "Restricted Stock Agreement"), the Company's reacquisition rights shall expire and the 25,000 shares shall become fully vested on February 1, 2006. Other than the modification to the vesting schedule provided above, the restricted stock grant shall remain subject to the terms and conditions of the Restricted Stock Agreement and the 2003 Stock Plan.

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James Hamilton
November 2, 2005
Page 2


You will continue to be eligible to participate in the Company's standard benefit plans, including Company-sponsored insurance plans, the Company's Employee Stock Purchase Program, and the Company's 401(k) plan, subject to the terms and conditions of the policies and/or plan documents governing the Company's benefit programs. In addition, the Company will increase your housing allowance to $4,000 per month for reimbursement of housing expenses until the earlier of: (i) October 31, 2006, (ii) your relocation to Austin, Texas or Marlborough, Massachusetts (or the vicinity thereof), or (iii) the termination of your employment with 3Com for any reason. In the event of your relocation to Austin or Marlborough, you will be eligible for relocation assistance in accordance with the Company's domestic relocation program. As a Section 16 officer of the Company, you will be eligible to participate in the 3Com Corporation Section 16 Officer Severance Plan (the "Plan"). The Company reserves the right to amend, modify and/or terminate its benefit programs at its discretion, subject to all applicable laws and regulations.

You will be eligible for certain benefits as a result of the termination of your employment relating to a Change of Control of the Company pursuant to the terms and conditions of the Company's Management Retention Agreement, a copy of which is provided to you with this letter for your signature.

While we are confident that we will have a mutually beneficial employment relationship, your employment with 3Com is on an at-will basis. This means that both you and 3Com can terminate the employment relationship at any time, for any reason or no reason, without notice. Nothing in this offer letter is intended to or shall be construed as a contract of employment for any fixed time period.

The terms and conditions of this offer letter supersede any previous written or oral representations concerning conditions of employment, including, without limitation, your 3Com offer letter dated February 1, 2005 and your Employment Agreement with TippingPoint Technologies, Inc. ("TPTI") dated September 10, 2003, as amended; provided however, that the Inducement Restricted Stock Agreement between you and TPTI dated September 15, 2003, as amended, shall remain in full force and effect. In addition, you understand and agree that the Restrictive Covenant and Non-Competition Agreement between you and the Company effective February 21, 2005 shall remain in full force and effect and its terms and conditions are incorporated herein.

This letter agreement may not be modified, supplemented or superseded unless by means of a written document signed by you and a duly authorized 3Com representative. You and 3Com agree that this letter agreement will be governed by the laws of the Commonwealth of Massachusetts, excluding its laws relating to the choice of laws, and that any legal action to enforce or interpret this letter agreement shall be filed in the state or federal courts of the Commonwealth of Massachusetts.

Let me close by reaffirming our belief that your skills will be instrumental to the future success of the Company. 3Com believes that the single most important factor in our success has been our people. I look forward to working with you in your new role.

Sincerely,


/s/ Susan H. Bowman
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Susan H. Bowman
Senior Vice President, Human Resources

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James Hamilton
November 2, 2005
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I accept 3Com's offer of continued employment based on the terms and conditions described in this letter agreement.


/s/ James Hamilton                     12/10/05
------------------------------------   Date
James Hamilton